                                            For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE - May 25, 2007

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced operating results for the thirteen week period ended May 5, 2007 compared to the thirteen week period ended April 29, 2006. Comparable store sales calculations are based upon the comparable thirteen week periods.

FIRST QUARTER RESULTS

Revenue for the thirteen weeks ended May 5, 2007 decreased 11.9% to $104.6 million compared to $118.7 million for the thirteen week period ended April 29, 2006. Same store sales for Bombay stores operating for more than one year decreased 10.2% for the quarter. Bombay’s direct-to-customer business, which includes Internet and Mail Order, grew to $8.5 million for the period compared to $6.6 million last year, driven primarily by an increase in Internet sales. Revenue from retail stores declined to $95.6 million from $107.2 million due to the decrease in same store sales and a lower store count. Revenue from International licensees declined $0.8 million during the period.

Gross margin for the quarter, defined as revenue less cost of goods sold including buying and occupancy costs, decreased $6.7 million to $17.3 million or 16.5% of revenue compared to $24.0 million or 20.2% of revenue for the prior year’s quarter. Product margins decreased 250 basis points due to increased levels of promotional activity in the increasing competitive operating environment. Buying and occupancy costs were $26.2 million or 25.0% of revenue compared to $28.2 million or 23.7% of revenue last year. Total dollars declined due to the reduction in store count and the lower cost per square foot as the number of off-mall stores increased; however, as a percentage of revenue, such costs increased 130 basis points due to the deleveraging of fixed costs against the declining sales base.

Selling, general and administrative costs declined $8.1 million compared to the first quarter of Fiscal 2006 due to lower advertising costs as the Company shifted its marketing focus to email marketing and reduced its reliance on other marketing vehicles, lower store four-wall operating costs due to the reduced number of stores and lower corporate administrative expenses due to cost reduction efforts put in place over the past year.

Interest expense, net of interest income, increased $0.9 million during the first quarter of Fiscal 2007 due primarily to higher level of borrowings under the Company’s credit facility.

The loss before income taxes for the quarter ended May 5, 2007 was $15.5 million compared to a loss of $16.0 million for the quarter ended April 29, 2006.

The income tax benefit for the quarter was $0.1 million relating to the Company’s Canadian operations and net of state tax liabilities compared to the prior year benefit of $0.4 million. No benefit has been recorded for U.S. federal income tax purposes.

The net loss for the quarter ended May 5, 2007 was $15.4 million, or $0.42 per share, compared to a net loss of $15.6 million, or $0.43 per share, for the first quarter of the prior year.

Inventory levels were $141.5 million as of the end of the quarter compared to $127.9 million as of the end of the first quarter of Fiscal 2006 because of an increased focus on being in stock on key SKUs and increasing levels to support higher unit sales for Fiscal 2007. During the next quarter, the Company plans to bring inventory levels down to more closely approximate prior year levels, which should improve overall liquidity. As a result of continuing losses and higher inventory levels, the Company ended the quarter with $78.6 million in borrowings outstanding under its credit facility compared to $19.1 million of borrowings as of April 29, 2006. As of the end of the quarter, the Company had approximately $28 million of availability under its existing credit facility.

During the first quarter, as part of the Company’s previously announced stabilization plan, Bombay closed 24 stores and opened two stores, ending the quarter with 419 stores. First quarter closings include the closing of 11 BombayKIDS stores which were part of Bombay/BombayKIDS combination stores. As such, there was no reduction in overall retail square footage in connection with these closings. The Company plans to continue to rationalize its store base, migrating stores to off-mall locations upon their lease expiration where the existing mall leases cannot be renewed at economic rental rates, and closing unprofitable locations.

Further, the Company expects to announce later today that it has entered into a $10 million term loan facility to provide additional liquidity that is secured by various of the Company’s assets.

“While we are disappointed with our first quarter results, which continue to be affected by softness in the retail home sector, we remain focused on our continued efforts to return Bombay to positive cash flow and long-term growth,” said David B. Stewart, Bombay’s Chief Executive Officer. “By focusing on cost reductions and enhancing company-wide efficiencies, we were able to achieve an improvement in operating results despite a $14 million decline in revenue. We believe that Bombay is positioned to strengthen its operations and improve performance.”

The previously announced engagement of William Blair & Company by the Board of Directors to seek investment or other strategic alternatives is progressing.

BUSINESS INITIATIVES

During the past month, Bombay launched a new online option that enables free “in-store pick-up” for customers. This initiative is indicative of the Company’s focus on improving its growing Internet business. “In the short time since it was launched, this offering is tracking well and has experienced significant growth,” Mr. Stewart said. “We believe that our Internet strategy continues to present an excellent opportunity to leverage our expense base into meaningful profitable growth.”

NYSE LISTING ISSUES

On May 18, 2007 and May 22, 2007, the Company received notices from NYSE Regulation Inc. (“NYSE Regulation”) that the Company was not in compliance with New York Stock Exchange (“NYSE”) continued listing requirements, due to the fact that the average closing share price of the Company’s common stock over a consecutive 30-trading day period was less than $1.00, and because the Company’s 30 day average market capitalization and stockholders’ equity had both fallen below $75 million. The Company intends to notify NYSE Regulation within ten days that it intends to cure the deficiencies and intends to submit a business plan to demonstrate its ability to achieve compliance with the continued listing standards within the requisite timeframes. If NYSE Regulation does not accept the Company’s plan materials, if the Company is unable to gain compliance with the continued standards within the timeframes allowed, or if the Company falls below the NYSE’s minimum continued listing standard requiring average market capitalization over a 30-trading day period of at least $25 million, the Company would intend to seek arrangements for its common stock to be quoted on the OTC Bulletin Board or similar quotation system.

INVESTOR CONFERENCE CALL

In conjunction with this release, you are invited to listen to Bombay’s conference call with management that will be conducted on Friday, May 25, 2007 at 1:00 p.m. Central Time. Please note that, due to its on-going review of strategic alternatives, there will be no question and answer session on the conference call. Interested parties should dial 212-676-4900 ten minutes prior to the start time. The reservation number is 21323977. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 3:00 p.m. Central Time at 800-633-8284. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 419 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
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THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	May 5,	April 29,
	2007	2006

Net revenue…………………………………………………………………………	$104,629	$118,664
Costs and expense:
Cost of sales, buying and occupancy costs…………………………………	87,366	94,650
Selling, general and administrative……………………………………………	31,709	39,764
Operating loss………………………………………………………………………	(14,446)	(15,750)
Interest income …………………………………………………………………	18	37
Interest expense…………………………………………………………………	(1,092)	(244)
Loss before income taxes …………………………………………………………	(15,520)	(15,957)
Income tax benefit …………………………………………………………………	(75)	(404)
Net loss………………………………………………………………………………	($15,445)	($15,553)
Net loss per basic and diluted share………………………………………………	($0.42)	($0.43)

Average common shares outstanding……………………………………………	36,353	35,930
Average common shares outstanding and dilutive potential common shares	36,353	35,930

OTHER SELECTED FINANCIAL DATA
Capital expenditures, net of sales proceeds……………………………………	$1,388	$1,775
Depreciation and amortization expense ………………………………………	$4,243	$4,453

Stores opened……………………………………………………………………	2	4
Stores closed ……………………………………………………………………	24	20

Store composition:
Core stores………………………………………………………………………	349	375
BombayKIDS stores……………………………………………………………	25	62
Outlet stores ……………………………………………………………………	45	45
Total………………………………………………………………………………	419	482

Real estate type:
Mall………………………………………………………………………………	186	221
Off-mall …………………………………………………………………………	188	216
Outlet stores ……………………………………………………………………	45	45
Total ……………………………………………………………………………	419	482

Total retail square footage (in thousands) ………………………………………	1,920	1,998

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except shares)
(Unaudited)

	May 5,	February 3,	April 29,
	2007	2007	2006
ASSETS
Current assets:
Cash and cash equivalents…………………………………	$3,816	$1,406	$3,303
Inventories …………………………………………………	141,467	138,148	127,862
Other current assets…………………………………………	20,163	22,050	14,820
Total current assets…………………………………………	165,446	161,604	145,985

Property and equipment, net …………………………………	70,025	71,812	82,496

Goodwill, net……………………………………………………	--	--	423
Other assets ……………………………………………………	3,934	4,701	5,740
Total assets…………………………………………………	$239,405	$238,117	$234,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings……………………………………………	$78,559	$39,265	$19,137
Accounts payable and accrued expenses ………………	20,825	38,546	21,931
Gift certificates redeemable ………………………………	8,953	9,077	8,971
Accrued payroll and bonuses ……………………………	3,814	4,613	3,970
Accrued insurance …………………………………………	5,019	5,058	5,252
Customer deposits …………………………………………	3,700	5,529	6,366
Current portion of accrued rent……………………………	3,659	4,144	4,702
Other current liabilities ……………………………………	4,030	7,677	4,714
Total current liabilities ……………………………………	128,559	113,909	75,043

Accrued rent and other long term liabilities…………………	44,848	40,019	38,469

Stockholders' equity:
Preferred stock, $1 par value, 1,000,000 shares authorized	--	--	--
Common stock, $1 par value, 50,000,000 …………………
shares authorized, 38,149,646 shares issued ……………	38,150	38,150	38,150
Additional paid-in capital …………………………………	80,540	80,391	79,473
Retained earnings……………………………………………	(48,461)	(29,112)	8,117
Accumulated other comprehensive income………………	2,544	1,634	2,427
Common shares in treasury, at cost, 1,694,805;
1,713,151 and 1,716,569 shares, respectively ……………	(6,775)	(6,874)	(7,035)
Total stockholders' equity …………………………………	65,998	84,189	121,132

Total liabilities and stockholders' equity ……………………	$239,405	$238,117	$234,644

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	May 5,	April 29,
	2007	2006

Cash flows from operating activities:
Net loss………………………………………………………………………………	($15,445)	($15,553)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization…………………………………………………	4,243	4,453
Stock-based compensation expense …………………………………………	200	617
Other ……………………………………………………………………………	(1,195)	(805)
Change in assets and liabilities:
Decrease in other assets ………………………………………………………	2,530	68
(Increase) decrease in inventories……………………………………………	(2,016)	1,212
Decrease in current liabilities…………………………………………………	(16,071)	(8,925)
Increase (decrease) in noncurrent liabilities…………………………………	251	(720)
Landlord construction allowances ………………………………………………	295	1,014
Net cash used in operating activities……………………………………………	(27,208)	(18,639)

Cash flows from investing activities:
Purchases of property and equipment………………………………………	(1,388)	(1,775)
Proceeds from sales of property and equipment …………………………	13	--
Net cash used in investing activities……………………………………………	(1,375)	(1,775)

Cash flows from financing activities:
Net bank borrowings …………………………………………………………	39,294	19,137
Increase (decrease) in outstanding checks in excess of cash balances…	(7,782)	635
Sale of stock to employee benefit plans ……………………………………	4	4
Proceeds from the exercise of employee stock options……………………	--	3
Net cash provided by financing activities………………………………………	31,516	19,779

Effect of exchange rate change on cash……………………………………………	(523)	(77)

Net increase (decrease) in cash and cash equivalents……………………………	2,410	(712)
Cash and cash equivalents at beginning of period ………………………………	1,406	4,015
Cash and cash equivalents at end of period………………………………………	$3,816	$3,303

Supplemental disclosure of cash flow information:
Interest paid ………………………………………………………………………	$1,055	$117
Income taxes paid …………………………………………………………………	170	28
Non-cash investing and financing activities:
Distributions of restricted stock…………………………………………………	160	18
Distribution of director fees………………………………………………………	14	--
Cancellation of restricted stock …………………………………………………	1	--